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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 73 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated March 1, 2007 relating to the financial statements and financial highlights which appear in the December 31, 2006 Annual Reports to Shareholders of the John Hancock Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

Boston, Massachusetts
April 18, 2007
PricewaterhouseCoopers LLC